Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is made effective as of the 5th day of May 2015 (the "Effective Date") by and between THOMAS VIRGIN, an individual ("Employee") and DUBLI, INC., a Nevada corporation ("Company").

RECITALS

Company wishes to employ Employee, and Employee wishes to be employed by Company, in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Employee and Company hereby agree as follows:

1.           Employment. Company hereby employs Employee and hereby affirms the employment of Employee as the Chief Financial Officer of Company, and Employee hereby affirms, renews and accepts such employment, for the "Term" (as defined in Section 3 below), upon the terms and conditions set forth herein.

2.           Position and Duties. During the Term of this Agreement, the Employee shall be employed and serve as the Chief Financial Officer of Company, and shall have such duties typically associated with such title and shall exercise such power and authority as may, from time to time, be delegated to him by the Chief Executive Officer of Company. The Employee shall devote his full business time, attention and efforts to the performance of his duties under this Agreement, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of Company. The Employee shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (i) conflicts with the interests of Company and its affiliated entities, (ii) interferes with the proper and efficient performance of his duties for Company, or (iii) interferes with the exercise of his judgment in Company's best interest. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Employee to (x) serve on civic or charitable boards or committees, (y) deliver lectures, fulfill speaking engagements or teach at educational institutions on a part-time basis approved by the Board of Directors, or (z) manage personal investments, so long as such activities do not significantly interfere with or significantly detract from the performance of the Employee's responsibilities to Company in accordance with this Agreement.

3.           Term. The "Term" of this Agreement shall commence on the Effective Date and continue thereafter for a term of five (5) years (the "Initial Term", as may be extended or earlier terminated pursuant to the terms and conditions of this Agreement. The Term of this Agreement shall automatically renew for successive one (1) year periods after the first five (5) years from the Effective Date unless, within sixty (60) days of the expiration of the then existing Term, Company or Employee provides written notice to the other party that it elects not to renew the Term. Upon delivery of such notice, this Agreement shall continue until expiration of the Term, whereupon this Agreement shall terminate.

4.           Compensation.

4.1         Salary. Company shall pay to Employee a total minimum annual salary of Two Hundred and Fifty Thousand Dollars ($250,000.00) (the "Minimum Salary"), payable in equal installments at the end of such regular payroll accounting periods as are established by Company, or in such other installments upon which the parties hereto shall mutually agree. The Minimum Salary shall be paid to Employee by the Corporation, subject to the terms set out below. In addition, Company may pay additional salary from time to time, and award bonuses in cash, stock or stock options or other property and services, as Company may determine in its sole discretion or pursuant to separate agreements with Employee.

4.2         Stock Option. The Company shall issue a Stock Option Agreement to Employee to grant 5 million options which options shall vest in 60 equal monthly installments and be exercisable at a price equal to the market price of the Company's common stock on the date that the Stock Option Agreement is approved by the Board (or Compensation Committee) of the Company.

4.3         Benefits. During the Term, Employee shall be entitled to participate in all medical and other employee benefit plans, including vacation, sick leave, retirement accounts, profit sharing, stock option plans, stock appreciation rights, and other employee benefits, provided by Company to employees similarly situated.

4.4         Expense Reimbursement. Company shall reimburse Employee for reasonable and necessary expenses incurred by him on behalf of Company in the performance of his duties hereunder during the Term, provided that such expenses are adequately documented in accordance with Company's then customary reimbursement policies.

5.           Indemnification.

5.1         Third Party Actions. Subject to limitations imposed by law, Company shall indemnify and hold harmless the Employee to the fullest extent permitted by law from and against any and all claims, damages, expenses (including reasonable attorneys' fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Employee was or is a party or is threatened to be made a party by reason of the fact that the Employee is or was an officer, Employee or agent of Company, or by reason of anything done or not done by the Employee in any such capacity or capacities, provided that the Employee acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner he reasonably believed to be in or not opposed to the best interests of Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Company also shall pay any and all expenses (including reasonable attorney's fees) incurred by the Employee as a result of the Employee being called as a witness in connection with any matter involving Company and/or any of its officers or directors.

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5.2         Company Expense Reimbursement. Company shall advance to Employee any expenses (including reasonable attorneys' fees), judgments, penalties, fines, settlements, and other liabilities incurred by the Employee in investigating, defending, settling or appealing any action, suit or proceeding described in this Section 5.2 in advance of the final disposition of such action, suit or proceeding and as set forth in the following sentence. Company shall promptly pay the amount of such expenses to the Employee on a monthly basis as such expenses are incurred by Employee, but in no event later than 10 days following the Employee's delivery to Company of a written request for an advance pursuant to this Section 5.2, together with a reasonable accounting of such expenses.

5.3         Employee Reimbursement of Expenses. The Employee hereby undertakes and agrees to repay to Company any advances made pursuant to this Section 24 if and to the extent that it shall ultimately be found that the Employee is not entitled to be indemnified by Company for such amounts.

5.4.        Insurance. Company shall purchase and maintain directors' and officers' insurance which includes Employee as an insured against liability asserted against or incurred by Employee in any capacity or arising out of Employee's status as such , whether or not Company has the power to indemnify Employee against that liability under the provisions of this Section 5. Such insurance shall be maintained while Employee is employed by Company and for one (1) year after termination of Employee's employment.

5.5         Survival. The provisions of this Section 5 shall survive the termination of the Term of Employment or expiration of the term of this Agreement.

6.           Confidential Information/ Inventions.

6.1         Confidentiality. During the Term of this Agreement and for three (3) years thereafter, Employee shall not, in any manner, for any reason, either directly or indirectly, divulge or communicate to any person, firm or corporation, any confidential information concerning any matters not generally known in Company's industry or otherwise made public by Company which affects or relates to Company's business, finances, marketing and/ or operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, "Confidential Information") except in the ordinary course of his duties for Company or as required by applicable law. Without regard to whether any item of Confidential Information is deemed or considered confidential, material, or important, the parties hereto stipulate that as between them, to the extent such item is not generally known in the Company's industry, such item is important, material, and confidential and affects the successful conduct of Company's business and good will, and that any breach of the terms of this Section 6.1 shall be a material and incurable breach of this Agreement.

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6.2         Documents Owned by Company. Employee further agrees that all documents and materials furnished to Employee by Company and relating to Company's business or prospective business are and shall remain the exclusive property of Company as the case may be. Employee shall deliver all such documents and materials to Company upon demand therefore and in any event upon expiration or earlier termination of this Agreement. Any payment of sums due and owing to Employee by Company upon such expiration or earlier termination shall be conditioned upon returning all such documents and materials, and Employee expressly authorizes Company to withhold any payments due and owing pending return of such documents and materials.

6.3         Inventions. All ideas, inventions, and other developments or improvements conceived or reduced to practice by Employee, alone or with others, during the term of this Agreement, whether or not during working hours, that are within the scope of the business of Company or that relate to or result from any of Company's work or projects or the services provided by Employee to Company pursuant to this Agreement, shall be the exclusive property of Company. Employee agrees to assist Company during the Term of this Agreement, at Company's expense, to obtain patents and copyrights on any such ideas, inventions, writings, and other developments, and agrees to execute all documents necessary to obtain such patents and copyrights in the name of Company.

7.           Covenant Not to Compete. During the Term of this Agreement, Employee shall not engage in any of the following competitive activities: (a) engaging directly or indirectly in any business or activity substantially similar to any business or activity engaged in by Company as of the date of this Agreement; (b) soliciting the services of, hiring or taking away any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender officer, director or investor of Company or its affiliated companies or successors either on behalf of himself or for any other person, firm or corporation, or attempting to so solicit, hire or take away; (c) otherwise interfering with any contractual or other relationship between Company and any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor; or (d) using, for the benefit of any person or entity other than the Company, any Confidential Information of the Company.

8.           Survival of Covenant Not to Compete. Employee agrees that the provisions of Section 7 shall survive expiration or earlier termination of this Agreement for any reason, whether voluntary or involuntary, with or without cause, and shall remain in full force and effect for a period of one (1) year following the date this Agreement is terminated. In addition, during the two-year period following such expiration or earlier termination, Employee shall not make or permit the making of any negative statement of any kind concerning the Company.

9.           Injunctive Relief. Employee acknowledges and agrees that the covenants and obligations of Employee set forth in Sections 6 and 7 with respect to non-competition, non-solicitation, confidentiality and the Company's property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause Company irreparable injury for which adequate remedies are not available at law. Therefore, Employee agrees that Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Employee from committing any violation of the covenants and obligations referred to in this Section 9. These injunctive remedies are cumulative and in addition to any other rights and remedies Company may have at law or in equity.

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10.         Termination

10.1       Termination by Employee. Employee may terminate this Agreement without cause at any time and for "good reason". For purposes of this Agreement, the term "good reason" for termination by Employee shall mean (a) any material reduction in the amount or type of compensation paid to the Employee or material reduction in benefits inconsistent with benefit reductions taken by other members of Company's senior management; or (b) the Board or Company requests the Employee to engage in actions that would constitute illegal or unethical acts; or (c) any material breach of any written agreement entered into between the Employee and Company, including this Agreement, which is not remedied by Company within thirty (30) days after receipt of notice thereof given by the Employee. Company will have thirty (30) days in which to cure the reason(s) provided by the Employee. At the end of the 30-day period, if Company has not cured the Good Reason cause of the Employee's termination, the Employee's employment will terminate following a reasonable transition period specified by Company not to exceed thirty (30) days. The written notice given hereunder by Employee to Company shall specify in reasonable detail the cause for termination. The Employee shall be entitled to voluntarily terminate his employment with Company prior to the end of the Employment Term upon ninety (90) days prior written notice from the Employee to the Company.

10.2       Termination by Company. Company may terminate its employment of Employee under this Agreement without cause at any time and for any reason upon ninety (90) days' written notice to Employee. Company may terminate its employment of Employee under this Agreement for cause at any time by written notice to Employee. For purposes of this Agreement, the term "cause" for termination by Company shall be the Employee's (a) commission of a felony or other crime involving moral turpitude, or the commission of any other act or omission involving dishonesty or fraud with respect to Company or any of its respective customers or suppliers; (b) breach of fiduciary duty, willful misconduct or gross negligence with respect to Company; (c) substantial and repeated failure to perform duties as reasonably directed in writing by the Board of Directors; provided, however, that if any such breach is subject to cure, Employee shall be entitled to written notice of and an opportunity to cure such breach to the Board of Directors' reasonable satisfaction within 30 calendar days of notice of such breach; (d) material breach of this Agreement; provided, however, that if any such breach is subject to cure, Employee shall be entitled to written notice of and an opportunity to cure such breach to the Board of Directors' reasonable satisfaction within 30 calendar days of notice of such breach; (e) any action taken against Employee by a regulatory body or self-regulatory organization that materially impairs the Employee from performing his duty for a period of more than 180 days; or (f) alcoholism or drug addiction which materially impairs the Employee's ability to perform his duties.

An act or failure to act shall not be "willful" if (A) done by the Employee in good faith and (B) the Employee reasonably believed that such action or inaction was in the best interests of Company. The written notice given hereunder by Company to Employee shall specify in reasonable detail the cause for termination. In the case of a termination for the cause described in (a) above, such termination shall be effective upon receipt of the written notice.

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10.3       Severance. Upon a termination of this Agreement with cause by Company, Company shall immediately pay to Employee all accrued and unpaid compensation as of the date of such termination, and Employee shall not be entitled to a "Severance Payment." Upon a termination of this Agreement with "good reason" by Employee or without cause by Company, Company shall immediately pay to Employee all accrued and unpaid compensation as of the date of such termination plus the Severance Payment. The accrued compensation due and payable at termination shall bear interest at the lesser of six percent (6%) per annum or the maximum rate permitted by law until such amounts are paid in full. If this Agreement is terminated with "good reason" by Employee or for any reason by Company, the "Severance Payment" shall equal the total amount of salary payable to Employee under Section 4.1 of this Agreement from the date of such termination until three (3) months after termination payable in equal installments at the end of such regular payroll accounting periods as are established by Company, or in such other installments upon which the parties hereto shall mutually agree. After one year of employment, the "Severance Payment" shall increase to the total amount of salary payable to Employee under Section 4.1 of this Agreement from the date of such termination until six (6) months after termination. If this Agreement is terminated for any reason by Employee or Company, all vested stock options then held by the Employee will remain exercisable for a period of ninety (90) days from the date of such termination, but in no event later than the expiration date of the option.

11.         Termination Upon Death. If Employee dies during the term of this Agreement, this Agreement shall terminate, except that Employee's legal representatives shall be entitled to receive any earned but unpaid compensation due hereunder. All vested stock options then held by the Employee will remain exercisable for a period of three (3) years from the date of the Employee's death, but in no event later than the expiration date of the option.

12.         Termination Upon Disability. If, during the term of this Agreement, Employee suffers and continues to suffer from a "Disability" (as defined below), then Company may terminate this Agreement by delivering to Employee sixty (60) calendar days prior written notice of termination based on such Disability, setting forth with specificity the nature of such Disability and the determination of Disability by Company. For the purposes of this Agreement, "Disability" means Employee's inability, with reasonable accommodation, to substantially perform Employee's duties, services and obligations under this Agreement due to physical or mental illness or other disability for a continuous, uninterrupted period of ninety (90) calendar days. All vested stock options held by the Employee will remain exercisable for a period of ninety (90) days from the date of termination due to Disability, but in no event later than the expiration date of the option.

13.         Personnel Policies, Conditions, And Benefits.  Except as otherwise provided herein, Employee's employment shall be subject to the personnel policies and benefit plans which apply generally to Company's employees as the same may be interpreted, adopted, revised or deleted from time to time, during the term of this Agreement, by Company in its sole discretion. Each year during the term hereof, Employee shall receive vacation at the rate of four (4) weeks per year; provided that any unused vacation shall accrue until March 30 of the following calendar year.

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14.         Beneficiaries of Agreement. This Agreement shall inure to the benefit of Company and any affiliates, successors, assigns, parent corporations, subsidiaries, and/or purchasers of Company as they now or shall exist while this Agreement is in effect. This Agreement shall be not be assignable by Employee.

15.         No Waiver. No failure by either party to declare a default based on any breach by the other party of any obligation under this Agreement, or failure of such party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

16.         Modification. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the parties to be charged therewith.

17.         Choice Of Law/Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the headquarters of Company, without regard to any conflict-of-laws principles. Company and Employee hereby consent to personal jurisdiction before all courts in the County of Company's headquarters, and hereby acknowledge and agree that a court in the county of the Company's headquarters is and shall be the most proper forum to bring a complaint before a court of law.

18.         Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

19.         Counterparts and Facsimile. This Agreement may be executed in counterparts and by facsimile.

20.         Confidentiality and Trading Restrictions. The parties agree the existence and negotiation of this Agreement, and any non-public information exchanged in connection therewith, are confidential and they will not disclose any confidential information except as provided herein. Either party may disclose such confidential information to its employees and advisors who are required to have the information for the purpose of providing assistance in the negotiations. Company may disclose the existence of the negotiations and this Agreement at such time as it determines public disclosure is required under the applicable securities laws. The parties will not use any confidential information except for the decision whether to enter into an employment relationship and negotiating the terms of employment. Executive will refrain from trading in the Company's securities until 72 hours after public disclosure by Company of this Agreement. Thereafter, Employee may trade in Company's securities only in compliance with Company's Insider Trading Policy.

21.         Company Policies. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control. Subject to the foregoing, Employee will sign within ten (10) days of presentation by the Company, the Company's standard Employee Proprietary Information Agreement.

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22.         Entire Agreement. This Agreement embodies the whole agreement between the parties hereto and there are no inducements, promises, terms, conditions, or obligations made or entered into by Company or Employee other than contained herein.

23.         Severability. All agreements and covenants contained herein are severable, and in the event any of them, with the exception of those contained in Sections 1 and 4 hereof, shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

24.         Headings. The headings contained herein are for the convenience of reference and are not to be used in interpreting this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

DUBLI, INC.		EMPLOYEE:

By:		By:
	Michael Hansen, President		Thomas Virgin

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